SUB-ITEM 77Q1a:

Federated U.S. Government Securities Fund:  2-5 Years

Amendment #10
to the By-Laws

Effective August 25, 2003

	Insert the following into Article II, Power and Duties of Trustees and Officers, and renumber
Section 10 as Section 11:

	Section 10.  Chief Legal Officer.
The Chief Legal Officer
 shall serve as Chief Legal Officer for
the Trust, solely for purposes of complying with the attorney conduct rules ("Attorney Conduct Rules") enacted by the Securities Exchange Commission pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 (the "Act"). The Chief Legal Officer shall have the authority to exercise all powers permitted to be exercised by a chief legal officer pursuant to Section
 307 of the Act. The Chief Legal Officer, in his sole discretion, may delegate his responsibilities as Chief
Legal Officer under the Attorney Conduct Rules to another attorney or firm of attorneys.